Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT AS OF APRIL 1, 2010

Subsidiary	Jurisdiction of Organization	Percentage of Ownership

Molycorp, LLC	Delaware	100%
Molycorp Minerals, LLC	Delaware	100%